Exhibit 2.18

December 3, 2015

Husky Ventures, Inc. 204 North Robinson Ave., Suite 1800 Oklahoma City, Oklahoma 73102 Attn: Mr. Chuck Long, President	Silverstar of Nevada, Inc. 204 North Robinson Ave., Suite 1800 Oklahoma City, Oklahoma 73102 Attn: Mr. Chuck Long
Maximus Exploration, LLC 204 North Robinson Ave., Suite 1800 Oklahoma City, Oklahoma 73102 Attn: Mr. Gregg McDonald	Atwood Acquisitions, LLC 204 North Robinson Ave., Suite 1800 Oklahoma City, Oklahoma 73102 Attn: Charles V. Long

Re:	Closing Date

This letter agreement (the “Letter Agreement”) is by and among HUSKY VENTURES, INC., an Oklahoma corporation (“Husky”), SILVERSTAR OF NEVADA, INC., a Nevada corporation (“Silverstar”), MAXIMUS EXPLORATION, LLC, an Oklahoma limited liability company (“Maximus”), and ATWOOD ACQUISITIONS, LLC, an Oklahoma limited liability company (“Atwood”, and together with Husky, Silverstar and Maximus, collectively, “Sellers” and each, a “Seller”) and GASTAR EXPLORATION INC., a Delaware corporation (“Buyer”). Reference is made to that certain Purchase and Sale Agreement dated October 14, 2015 by and among the Parties (as it may be amended, restated, supplemented or otherwise modified from time to time, the “PSA”).  Capitalized terms used herein that are not otherwise defined herein shall have the meaning ascribed to such terms in the PSA.

WHEREAS, Section 6.17 of the PSA provides as follows:

Outstanding Assignments.  Within five (5) Business Days from the Execution Date (the “Assignment Date”), Husky shall record and file all assignments relating to those outstanding obligations of Sellers to execute and deliver assignments of interests in the Assets, as set forth in Schedule 4.2, in the applicable counties covering such Assets.  In the event that Husky fails to record and file such assignments by the Assignment Date, at Buyer’s sole election, the date of Closing shall be extended by up to the number of days between the Assignment Date and the date on which all of such assignments were recorded and filed;

WHEREAS, Buyer contends that Husky did not record and file all assignments relating to outstanding obligations of Sellers to execute and deliver assignments of interests in the Assets (as set forth in Schedule 4.32 of the PSA) in the applicable counties covering such Assets by October 21, 2015, which is the date that is five Business Days from the Execution Date (the “Assignment Date”);

WHEREAS, Buyer notified Sellers on November 10, 2015 that Buyer was exercising its election set forth in Section 6.17 of the PSA to extend Closing;

[Signature Page to Agreement of Purchase and Sale]

WHEREAS, Sellers disagreed with Buyer’s position set forth in Buyer’s November 10, 2015 letter, resulting in a disagreement and uncertainty between the Parties over the appropriate Closing date; and

WHEREAS, Sellers and Buyer have resolved their differences regarding Section 6.17 and Closing as fully memorialized herein.

NOW THEREFORE, for and in consideration of the mutual promises, covenants, conditions and agreements contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties desire to amend the PSA as follows:

The Parties hereby amend the PSA effective as of November 30, 2015 as follows:

(i)

the reference to “the date that is 45 days after the Execution Date (as may be extended pursuant to Section 6.17)” in Section 8.1 of the PSA is hereby deleted and replaced with “December 16, 2015.”  For the avoidance of doubt, Closing shall be December 16, 2015 and the Title Defect Claim Date shall be the date that is five Business Days before Closing.

(ii)	Section 6.17 of the PSA is deleted in its entirety and amended and replaced with the following:

6.17. Outstanding Assignments.  To the extent Sellers own, immediately prior to Closing, record title to the oil and gas leases referenced in Schedule 4.32 sufficient to assign the interest identified on Schedule 4.32 which have not already been assigned by Sellers prior to December 3, 2015, then at Buyer’s request, Sellers shall timely and promptly (A) record and file, or shall cause to be recorded and filed, from time to time assignments to the third-parties listed in Schedule 4.32 of all the oil and gas leases referenced therein as set forth in Schedule 4.32 of the PSA, in such forms approved by Buyer, and (B) take such other actions to convey and deliver the assignments to the third-parties set forth in Schedule 4.32 as is reasonably necessary to fulfill those outstanding obligations set forth in Schedule 4.32.

The Parties acknowledge and agree that this Letter Agreement constitutes a written instrument executed by the Parties, and fulfills the requirements of an amendment contemplated by Section 13.8 of the PSA.  The Parties hereby ratify and confirm the PSA as amended hereby.  Except as expressly provided herein, the provisions of the PSA shall remain in full force and effect in accordance with their respective terms following the execution of this Letter Agreement. The execution of this amendment does not waive any rights afforded to the Parties in Article XI of the PSA and the Parties expressly retain such rights.

This Letter Agreement and the PSA constitutes the entire understanding among the Parties, their respective members, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all written or oral negotiations or discussions, and any prior agreements or understandings relating to the subject matter hereof.  This Letter Agreement may not be amended, supplemented or otherwise modified except in a writing executed by all Parties hereto.

The Parties agree that Section 13.10 of the PSA shall govern with respect to this Letter Agreement and to any claim, controversy or dispute arising under or related to this Letter Agreement or to the transactions contemplated hereby or the rights, duties and relationship of the Parties hereto and thereto, and that the terms and provisions of said section are hereby incorporated into this Letter Agreement by reference and shall apply mutatis mutandis.

Husky and Silverstar shall be jointly and severally liable for all of their respective obligations under this Letter Agreement and the remaining Sellers shall be severally liable (and not jointly liable) for their respective obligations under this Letter Agreement.

This Letter Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement.  Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.

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If the foregoing terms and conditions are acceptable to you, please so indicate by dating, signing, and returning a copy of this Letter Agreement to the undersigned.

Sincerely,

GASTAR EXPLORATION INC.

/s/ Michael A. Gerlich

Name:Michael A. Gerlich

Title:Gastar Exploration Inc.

Sr Vice President and CFO

Agreed to and accepted this 30th day of November, 2015:

HUSKY VENTURES, INC. /s/ Charles V. Long Jr Name: Charles V. Long Jr Title: President	SILVERSTAR OF NEVADA, INC. /s/ Charles V. Long Jr Name: Charles V. Long Jr Title: President
MAXIMUS EXPLORATION, LLC /s/ Gregg McDonald Name: Gregg McDonald Title: Manager	ATWOOD ACQUISITIONS, LLC /s/ Charles V. Long Jr Name: Charles V. Long Jr Title: President/Director

[Signature Page to Letter Agreement]